Polynous Growth Fund
Independent Auditors' Report


The Board of Trustees and Shareholders,
Polynous Growth Fund
(a series of Polynous Trust):

We have audited the accompanying statement of assets and liabilities, including the schedule of investments, of Polynous Growth Fund (the "Fund") as of July 31, 1998 and the related statement of operations for the year ended, and the statements of changes in net assets and financial highlights for the year ended July 31, 1998 and for the period August 12, 1996 through July 31, 1997. These financial statements and financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion of these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and financial highlights. Our procedures included confirmation of securities owned as of July 31, 1998 by correspondence with the custodian and brokers. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We beleive that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements and financial highlights present fairly, in all material respects, the financial position of Polynous Growth Fund at July 31, 1998, the results of its operations for the year then ended, and the changes in its net assets and financial highlights for the periods presented in conformity with generally accepted accounting principles.


Deloitte & Touche LLP
San Francisco, California
September 21, 1998